                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                   FORM 8 - K



                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 20, 1997


                                 AIM GROUP, INC.
               (Exact name of registrant as specified in charter)


        Delaware                     33-82468                    13-3773537
        --------                     --------                    ----------
(State or other jurisdiction     (Commission File              (IRS Employer
  or incorporation)                   Number)                Identification No.)




                        2001 West Sample Road, Suite 300
                        --------------------------------
                          Pompano Beach, Florida 33064
                          ----------------------------
                    (Address of principal executive offices)

                                  (954) 972-9339
                                  --------------
              (Registrant's telephone number, including area code)


--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)



                         This document contains 3 pages.
                      There are no exhibits to this Report.
                                --
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                      INFORMATION TO BE INCLUDED IN REPORT

Item 5.  Other Events

Series A 3.5% Convertible Notes

In a Form 8-K filed with the Commission on February 7, 1997, the Company reported that Mr. Bernard Kossar, a Director of the Company, had initiated a lawsuit against the Company, alleging a default by the Company on $300,000 of an aggregate outstanding principal balance of $1,500,000 in unsecured, Series A 3.5% Convertible Notes which had a maturity date of December 31, 1996 (the
"Notes"). Management believes the Company has meritorious defenses and counterclaims and intends to vigorously defend the Company's interests.

The Company and each of the holders of the Notes (the "Noteholders"), including Mr. Kossar until his filing of the lawsuit, had informally agreed to an extension of the maturity date of the Notes while the parties pursued negotiations to restructure the terms of the Notes, including an extension of the maturity date. As of this date, the Company has not been successful in reaching an agreement with the Noteholders to restructure the Notes. The notes are unsecured, and since January 1, 1997, interest has accrued on the Notes at a rate of 10% per annum.

The Noteholders include Mr. Kossar, a Director, Northern Federal Minerals, LLC, an entity affiliated with Joseph Ranzini, another Director, and Paul Arena, a former Director and beneficial owner of approximately 13% of the issued and outstanding common stock of the Company. Collectively, these three individuals hold or control $750,000 (or 72%) of the aggregate outstanding principal balance of the Notes. The third Noteholder is LDD Capital, LLC, a principal of which is an officer of the Company.

The Company does not have sufficient cash flow from operations to pay out the principal amount of the Notes; however, management believes the Company has adequate cash flow from operations to continue to make regular interest payments on the Notes as they become due, if the Notes are restructured. The Company continues to seek alternative sources of financing to pay off the outstanding Notes.


Reserve Against Asset

Based on a recent analysis of the market for industrial mineral fillers, the company intends to establish a material reserve against the sole asset of its wholly-owned subsidiary, United Minerals Corporation (Arizona). The asset, a mineral leasehold interest in a mining property, the Viva Luz Mine in Arizona, from which the Company surface mines and processes a silica-kaolinite material known as Klannerite(R), had a book value as of December 31, 1995 of approximately $4 million. The Company had anticipated that Klannerite(R) would have greater potential commercial applications as an industrial mineral filler in the paint/coatings and plastics compounding industries and as an energy saving coating. However, the Company has experienced disappointing results in its testing of these applications of the material. Management believes that the reserve is necessary to reflect a current assessment of the more limited commercially exploitable applications of Klannerite(R) and the fact that the Company has reallocated limited financial resources away from research and development of alternative, commercial applications of Klannerite(R). A final determination of the amount of the reserve will be made upon completion of the annual audit of the Company's consolidated financial statements for the year ended December 31, 1996. The reserve, while material, is not expected to have a material adverse effect on the continuing operations of the Company.

The Company, through its wholly-owned operating subsidiary, United Minerals Corporation (Arkansas) operates an industrial mineral surface modification plant in Malvern, Arkansas.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                           AIM GROUP, INC.
                                                           ---------------
                                                            Registrant


Date: February 20, 1997                          By:     Iain J. Richmond
                                                    ---------------------------
                                                    Iain J. Richmond, President